Exhibit (a)(5)

CONTACT:  River Oaks Partnership Services, Inc.
          (888) 349-2005 (toll free)

FOR IMMEDIATE RELEASE



     DENVER, COLORADO, June 14, 1999-As previoualy announced, AIMCO Properties, L.P. has commenced a tender offer for limited partnership interests in Winthrop Growth Investors I Limited Partnership. AIMCO Properties today announced that it has extended the expiration date of its outstanding offer for limited partnership interests in Winthrop Growth Investors Limited Partnership. The expiration date for each tender offer has been extended to 12:00 midnight, New York time, on Wednesday, June 30, 1999. The offer was previously scheduled to expire at 12:00 midnight on Tuesday, June 15, 1999.

     Based on information provided by the Information Agent for the offer, as of the close of business on June 11, 1999, approximately 700 interests had been tendered pursuant to the offer.

     For further information, please contact River Oaks Partnership Services, Inc. at (888) 349-2005 (toll free), which is acting as the Information Agent for the offer.


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